Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 and into the Registration Statements on Form S-8 (SEC File Nos. 333-35310, 333-66458 and 333-81176), pertaining to the MatrixOne, Inc. Amended and Restated 1999 Stock Plan, as amended, and the MatrixOne, Inc. 2000 Employee Stock Purchase Plan, as amended, of our report dated July 30, 2003 with respect to the consolidated financial statements and schedule of MatrixOne, Inc. included in its Annual Report on Form 10-K for the fiscal year ended June 28, 2003.

/s/    Ernst & Young LLP

Boston, Massachusetts

December 29, 2003